Exhibit 5.1
Sharon D. Mitchell, Attorney at Law
1357 N Bywood
Clawson, Michigan 48017
(248) 515-6035 sharondmac@att.net
MAILING ADDRESS:  57492 ONAGA TRAIL
 YUCCA VALLEY, CALIFORNIA 92284

9 December 2007

Mr. Daniel Mendes
President
DRS Inc.
16504 9th Avenue, Suite 205
Mill Creek, Washington 98012

Re: Form SB-2 Registration Statement

Dear Mr. Mendes:

You have requested that I furnish you my legal opinion with respect to the legality of the following described securities of DRS Inc. (the "Company") covered by a Form SB-2  Registration Statement, (the "Registration Statement"), filed with the Securities and Exchange Commission for the  purpose of registering such securities under the Securities Act of 1933:

1. 4,868,268 shares of common stock, $0.001 par value (the "Shares").

In connection with this opinion, I have examined the corporate records of the Company, including the Company's Certificate of Incorporation, Bylaws, and the Minutes of its Board of Directors, the Registration Statement, and such other documents and records as I deemed relevant in order to render this opinion.

Based on the foregoing, it is my opinion that the Shares are validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to statements made therein regarding our firm and use of my name under the heading "Legal  Matters" in the Prospectus  constituting  a part of such Registration Statement.

With best regards,

Sharon D. Mitchell
/s/ Sharon D. Mitchell, Attorney at Law